Exhibit 32.1

Certifications Pursuant to 18 U.S.C. Section 1350

The undersigned, who are the chief executive officer, the chief financial officer and the principal accounting officer of Ascent Industries Co., each hereby certifies that, to the best of his knowledge, the accompanying Form 10-K of the issuer fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and that information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the issuer.

Date:	March 4, 2025	/s/ J. Bryan Kitchen
J. Bryan Kitchen
Chief Executive Officer

	March 4, 2025	/s/ Ryan Kavalauskas
Ryan Kavalauskas
Chief Financial Officer